Exhibit 99.1

AeroVironment, Inc. Announces Change to Board of Directors

Catharine Merigold to Resign at End of Current Term

AeroVironment Portfolio of Intelligent, Multi-Domain Robotic Systems for Defense and Commercial markets (Graphic: AeroVironment, Inc.)

ARLINGTON, Va., July 27, 2023 – AeroVironment, Inc. (NASDAQ: AVAV) announced today that Catharine Merigold has decided to resign from AeroVironment’s board of directors and not stand for re-election at the company’s 2023 Annual Meeting of Stockholders, at which her term will end. Merigold was first appointed to the company’s board in 2015 and serves on the Audit Committee and Compensation Committee.

“We thank Catharine for her many years of dedicated service, effective governance, and timely insights. Her background in executive leadership and venture capital for high growth businesses proved invaluable as we embarked on multiple organic and inorganic growth initiatives during her tenure,” said Wahid Nawabi, AeroVironment’s chairman, president and chief executive officer. “We appreciate her many contributions and wish her well in her future endeavors.”

ABOUT AEROVIRONMENT, INC.

AeroVironment (NASDAQ: AVAV) provides technology solutions at the intersection of robotics, sensors, software analytics and connectivity that deliver more actionable intelligence so you can proceed with certainty. Headquartered in Virginia, AeroVironment is a global leader in intelligent, multi-domain robotic systems and serves defense, government and commercial customers. For more information, visit www.avinc.com.

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SAFE HARBOR STATEMENT

Certain statements in this press release may constitute "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of current expectations, forecasts and assumptions that involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause our business, strategy or actual results to differ materially from those expressed or implied. Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, our ability to perform under existing contracts and obtain additional contracts; changes in the regulatory environment; the activities of competitors; failure of the markets in which we operate to grow; failure to expand into new markets; failure to develop new products or integrate new technology with current products; and general economic and business conditions in the United States and elsewhere in the world. For a further list and description of such risks and uncertainties, see the reports we file with the Securities and Exchange Commission. We do not intend, and undertake no obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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CONTACTS

Jonah Teeter-Balin

+1 (805) 520-8350 x4278

https://investor.avinc.com/contact-us

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